Exhibit 99.1

                                    NEWS FROM
                             LYNX THERAPEUTICS, INC.
                    3832 BAY CENTER PLACE, HAYWARD, CA 94545

                                                   Contacts:    Sam Eletr, Ph.D.
                                                                Edward C. Albini
                                                                (510) 670-9300

                         LYNX TO USE NEW TECHNOLOGY FOR
                      POLYMORPHISM SEARCHES AND GENOTYPING


HAYWARD, CALIFORNIA, June 16, 1998 - Lynx Therapeutics, Inc. (Nasdaq: LYNX) announced today, in a letter to its shareholders, that it is setting up a new department whose object is to identify up to 100,000 polymorphisms (about 1 per gene) by early 1999. (Polymorphisms are DNA sequence differences between individuals. They may be used to compare groups of people with different diseases or disease dispositions, to discover common regions of their genomes which could then serve, either as diagnostic indicators, or as targets for therapies).

The effort will be based on a proprietary, highly parallel process designed to enable both the simultaneous comparison of very large numbers of fragments from different genomes, and the retrieval of polymorphism-containing fragments, without having to do any sequencing (other than for validation). Such parallel scans of whole genomes are expected to provide Lynx with a much more direct path to discovering disease-associated sequence differences. The process, in addition, enables focusing on particular kinds of polymorphisms so that subsequent assays of large numbers of patients for the differences can readily be made using similar parallel techniques.

The Company is also developing a highly parallel genotyping method derived from its proprietary "cloning on beads" technology. This proprietary technology is designed to enable the simultaneous screening of very large numbers of polymorphisms against whole individual genomes. The Company is in discussion with several potential partners with whom to screen large population groups for disease association or disease pre-disposition, or for pharmacogenomic investigations.

According to Sam Eletr, Chairman and CEO of Lynx, "this is a significant development that adds a new dimension to Lynx. While the new technologies have great potential value to a number of companies, beginning to exploit them immediately, on our own, makes good sense because of their power: we could well discover and validate nearly half our targeted set of polymorphisms in the time it would take us to negotiate and execute a potential partnership."

Formed in 1992, Lynx is currently focused on developing proprietary, highly parallel technologies for the handling and characterization of DNA molecules and fragments. It expects these technologies will contribute to a number of applications including gene discovery, characterization of gene function, identification of disease-associated genomic sequences, and the study of non-human genomes such as commercially important plants and animals.

Statements included in this press release which are not historical in nature, are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to the risks and factors identified from time to time in the Company's reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 1997.